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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                            STARWOOD FINANCIAL TRUST
                          TRINET CORPORATE REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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                  [TRINET LOGO]     [STARWOOD FINANCIAL LOGO]

           VOTE YES TODAY FOR THE TRINET - STARWOOD FINANCIAL MERGER

YOUR VOTE IS IMPORTANT

Your TriNet Board of Directors unanimously determined that TriNet's proposed merger with Starwood Financial Trust presents the BEST OPPORTUNITY to MAXIMIZE LONG-TERM VALUE for you and all other TriNet stockholders.

Now you have the opportunity to vote FOR the merger that will provide you with
1.15 shares of Starwood Financial stock for each share of TriNet stock you own.

FOUR REASONS TO VOTE "YES"

WHEN YOU VOTE "YES" FOR THE TRINET - STARWOOD FINANCIAL MERGER, YOU VOTE FOR A COMBINED COMPANY THAT WILL:

1.       INCREASE YOUR DIVIDEND

         - In the first full quarter following the merger, we expect to RAISE THE DIVIDEND to an annualized rate equivalent to $2.76 per TriNet share. (This dividend amount represents $2.40 per share of the combined company's stock multiplied by the exchange ratio in the merger of 1.15:1.)
         - This would be a 6.2% INCREASE from your current annualized dividend rate of $2.60 per share.


2.       IMPROVE TRINET'S GROWTH PROSPECTS

         In the six quarters that Starwood Financial has been public (since March 1998), the company has: - Grown earnings per share at a 20%+ annualized rate.
         -        Increased its dividend EVERY QUARTER.
         -        Grown its dividends per share bY 22.9%.
         -        More than DOUBLED its asset base.

3.       POSSESS STABILITY AND SECURITY

         - Starwood Financial and its predecessors have made over $2.7 billion in investments in their six-year history - WITHOUT A SINGLE LOSS.
         - The combined company will be SIGNIFICANTLY LESS LEVERAGED than other commercial finance companies, and will have approximately $2 BILLION OF EQUITY CAPITAL.

4.       CREATE SIGNIFICANT BENEFITS OF SIZE AND SCALE

         - The combined company will be the LARGEST and MOST EXPERIENCED public company focused exclusively on providing structured finance and credit tenant leasing to the commercial real estate industry.
         -        Its total market capitalization will be $4-5 BILLION.
         - Its scale will provide significant benefits not available to TriNet as a stand-alone company, including BETTER ACCESS TO CAPITAL AT AN ATTRACTIVE COST and ENHANCED DIVERSIFICATION OF ASSETS TO REDUCE EXPOSURE TO RISKS.

STARWOOD FINANCIAL'S PORTFOLIO OF ASSETS GENERATES STABLE, LONG-TERM CASH FLOW STREAMS SUPPORTED BY INSTITUTIONAL QUALITY REAL ESTATE, MUCH LIKE TRINET'S ASSETS.

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                       THE FACTS ABOUT STARWOOD FINANCIAL

- Starwood Financial provides flexible mortgage, mezzanine and credit tenant lease financing to leading owners of high quality commercial real estate properties in major metropolitan markets.

- Starwood Financial has structured approximately $250 million of attractive credit tenant lease transactions and is committed to expanding both companies' credit tenant lease business because of the attractive risk-adjusted returns it generates.

- Starwood Financial's original and current investors include many of the top pension funds in the U.S. and a number of sophisticated high net worth investors. Their significant investments with Starwood Financial demonstrate their confidence in management's ability to deliver superior returns.

- Starwood Financial has increased its dividend and earnings per share every quarter that it has been a public company.

- In Starwood Financial's six-year history, it has made over $2.7 billion of investments without a single loss.

- Starwood Financial has a high quality asset portfolio, approximately 80% of which is comprised of secured loans and credit tenant leases, and 20% of which consist of mezzanine loans.


LEGEND:

PHOTOGRAPHS OF REAL ESTATE SUPPORTING LOANS IN STARWOOD FINANCIAL'S PORTFOLIO:
General Motors Building, New York (front cover, left); Chelsea Piers, New York (front cover, right); Comerica Building, Detroit (inside, top); Longwood Galleria, Boston (inside, bottom); Emerald Plaza, San Diego (back cover).



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YOUR VOTE IS IMPORTANT

PLEASE VOTE FOR THE MERGER BY SIGNING AND RETURNING
YOUR PROXY CARD TODAY.

Remember, if you do not submit your proxy card, you will be voting against the merger.


For a personal, interactive investor presentation on the merger, please visit:
WWW.VCALL.COM
ENTER TICKER SYMBOL "APT"

If you have any questions about the TriNet-Starwood Financial merger or about the proxy process, please call our information agent:

INNISFREE M&A INCORPORATED
TOLL FREE: (888) 750-5834